Exhibit 99.1

CONSOL Energy Announces Operations Update;

Utica Shale 3-Well Pad in Noble County, OH, 24-Hour IP Rate Averages over 23 MMcfe Per Day, Per Lateral;

2014 Gas Production Guidance Range Increased to 225 – 235 Bcfe;

Coal Division Produces 8.3 Million Tons in Quarter

PITTSBURGH (July 15, 2014) – CONSOL Energy Inc. (NYSE: CNX) is providing an operations update for the quarter ended June 30, 2014.

CONSOL’s much anticipated 3-well NBL19 pad in northern Noble County, OH, had initial production rates exceeding 23 MMcfe per day, per lateral, with controlled pressure drawdown. The three wells were turned into production last week and are located adjacent to CONSOL’s NBL16 pad, which contains two wells: the NBL16A and NBL16B. The NBL16A had a lateral length of approximately 4,900 feet and tested at 12.0 MMcf per day plus 768 barrels oil per day. The NBL 16B had a lateral length of approximately 3,400 feet and is currently undergoing completion activity. Both NBL16 wells are expected to be turned into production in August, 2014. Adjacent to the NBL16 pad is the 5-well NBL18 pad with average lateral lengths of approximately 5,400 feet. The five wells at NBL18 are currently undergoing fracture stimulation and are expected to be turned into production in October, 2014. Also, in the immediate vicinity is the 3-well NBL30 pad with average lateral lengths of approximately 4,800 feet. The NBL30 pad is currently undergoing completion activity and is expected to be turned into production in September, 2014.

CONSOL’s E&P division produced 51.9 Bcfe for the 2014 second quarter, or 34% more than the 38.6 Bcfe produced in the 2013 second quarter. Gas production was in-line with previous second quarter guidance of 50.0 – 52.0 Bcfe, net to CONSOL. The 2014 second quarter net production included 542 MMcf per day of natural gas, 1,209 barrels per day of oil/condensates, and 3,514 barrels per day of NGLs.

“The E&P division continues to achieve production targets while focusing on improving operational efficiencies,” commented Nicholas J. DeIuliis, President and Chief Executive Officer. “CONSOL is improving cycle times from SPUD to turning a well in-line with improvements in both drilling and completion efficiencies. Specifically, we are reducing the number of days to drill wells and time to move a horizontal rig, as well as increasing stages completed per day. These improvements will not only help compress cycle times but will also result in growing our gas production even more efficiently.”

CONSOL’s coal division produced 8.3 million tons for the 2014 second quarter, including 1.0 million tons of low-vol coking coal from the company’s Buchanan Mine. These results are in-line with previous second quarter guidance of 8.1 – 8.5 million tons, which included low-vol tons of 0.85 – 0.95 million tons. Geological issues at Enlow Fork Mine and equipment issues at Harvey Mine, partially offset by outperformance at Bailey Mine, impacted costs. Of the 7.0 million tons of thermal coal produced in the quarter, 6.5 million tons were from Northern Appalachia and 0.5 million tons were from Central Appalachia.

As of June 30, 2014, CONSOL’s total coal inventory decreased by 234,000 tons to 407,000 tons. Thermal coal inventory decreased by 242,000 tons to 209,000 tons, while low-vol coal inventory increase by 8,000 tons, to 198,000 tons.

The company’s second quarter financial results will include the expenses related to the 2017 bond refinancing, the completion of a new revolving credit facility and a pension settlement charge, offset, in part, by income from a coal contract buyout. The result of these four items will cause the company to show a net GAAP loss for the quarter.

Forecasts:

E&P: CONSOL Energy expects third quarter 2014 gas production, net to CONSOL, to be between 59.0 – 61.0 Bcfe, which, using the midpoint of the range, would be a 30% increase as compared with the 46.1 Bcfe produced in the third quarter of 2013. CONSOL expects the Marcellus and Utica Shale programs to be back-end weighted with approximately 70% of the combined wells turned in line during the second half of the year. Annual 2014 total gas production is now estimated to be 225 – 235 Bcfe, where the low end of the range has been increased by 10 Bcfe over the earlier guidance. The 2014 production guidance assumes liquids content between 5% – 8% of the total. Production guidance for 2015 and 2016 remains unchanged at annual growth rates of 30%, with liquids content increasing to 10% – 15% of total production in 2016.

Coal: CONSOL Energy expects third quarter 2014 coal production to be between 7.3 – 7.7 million tons. The decline from the second quarter production is due to normal miner vacation schedules. Annual 2014 total coal production guidance remains 31.0 – 33.0 million tons. Buchanan Mine’s third quarter production is expected to be between 0.75 – 0.85 million tons, while annual low-vol production is now estimated at 3.4 – 3.8 million tons, which is a decrease from previous 2014 guidance of 3.6 – 4.2 million tons. The decrease in Buchanan’s annual guidance is a result of continued market weakness.

E&P Division Results:

CONSOL’s E&P division continues to execute the company’s production growth plan while capturing operational efficiencies in drilling and completion activities, and the Marcellus Shale remains the growth driver of the E&P division, as illustrated by volumes increasing 129% from the year-earlier quarter.

In drilling, CONSOL set a new company record in the Marcellus Shale for longest drilled lateral on the NV34G well in Washington County, PA at a measured depth and drilled lateral length of 18,770 feet and 10,970 feet, respectively. Drilling efficiencies were also illustrated on the NV58 where one horizontal rig drilled four laterals in May. During the quarter, in Southwest PA, CONSOL averaged drilling a well in 1.4 days per 1,000 feet of lateral compared to 1.6 days per 1,000 feet of lateral in 2013. In addition, CONSOL also remains focused on reducing non-productive time and completed three horizontal rig moves in the second quarter in less than seven days compared to an average of 14 days in 2013.

CONSOL also continued to realize efficiency improvements in completion activities in the quarter: the Gaut pad, in Westmoreland County, PA completing 6 stages per day compared to the 2013 average of 3.5 stages per day.

The table below summarizes the Marcellus Shale drilling and completion results during the second quarter:

Sub-Regions	# Horizontal Rigs	Drilled	Completed		Turned In Line (TIL)	Avg. TIL Lateral Length (ft)	Counties
Southwest PA	2	15	12	(1)	9	9,253	Washington, PA
Central PA	1	3	10		11	7,071	Westmoreland, PA; Indiana, PA
Northern WV Dry	2	6	6		3	8,827	Barbour, WV
North Wet Gas	4	20	13		12	6,623	Marshall, WV; Washington, PA
South Wet Gas	1	4	10		—	—	Ritchie, WV

Total	10	48	51		35	7,629

(1)	Includes 6 wells recompleted in Greene County, PA using RCS/SSL.

In the Marcellus Shale, in Westmoreland County, PA, the 3-well Shaw pad was completed using RCS/SSL with an average of 27 stages per well and had an average lateral length of 3,965 feet. The initial 24-hour production averaged over 7.8 MMcf per day, which are particularly strong results given the shorter lateral lengths. In the North Wet Gas area, in Washington County, PA, the 8-well WFN6 pad was recently brought on-line with an average lateral length of 6,100 feet. The 24-hour initial production rate averaged approximately 8 MMcf per day and 10 barrels of condensate per million cubic feet of gas. The best well on the pad had a 24-hour initial production rate of 10.4 MMcf per day and 100 barrels of condensate per day, with several other laterals producing over 9 MMcf per day and approximately 200 barrels of condensate per day. Estimated NGL yields for the WFN6 pad are between 40 – 50 barrels per million cubic feet of gas, assuming ethane rejection.

CONSOL recompleted six Marcellus Shale wells in Greene County, PA including the GH10BCV and GH10CV, which were originally turned in line during the first half of 2009 and had lateral lengths of 1,860 feet and 1,529 feet, respectively. These wells are on sales with 24-hour flowrates of 4.6 MMcf per day and 4.2 MMcf per day, respectively, which is a substantial production increase from the 0.375 MMcf per day and 0.215 MMcf per day that the wells were previously flowing before the recompletion. The remaining four wells are completed, drilled-out, and currently under flowback operations; CONSOL expects these wells to be on sales in July. The three GH10 laterals were recompleted with an average of 9 stages and 46 perforation clusters per well, compared to the original completion of 5 stages and 9 clusters. Similarly, the GH11 laterals were recompleted with an average of 9 stages and 49 perforation clusters per well, compared to the original completion of 4 stages and 8 clusters. The company has over 200 additional recompletion opportunities to capture more resource.

The table below summarizes the Utica Shale drilling and completion results during the second quarter:

Sub-Regions	# Horizontal Rigs	Drilled	Completed	Turned In Line (TIL)	Avg. TIL Lateral Length (ft)	Counties
Noble County	1	8	4	3	9,510	Noble, OH
Surrounding Core	3	3	8	—	—	Harrison, OH

Total Ohio Wet Gas	4	11	12	3	9,510

In the Utica Shale, CONSOL’s 3-well NBL19 pad in Noble County, OH, was completed using RCS/SSL with an average of 64 stages per well and had an average lateral length of 9,510 feet. The pad, which had a controlled drawdown in pressure, yielded 24-hour average rates over 23 MMcfe per day, which included condensate yields of 70 barrels per million cubic feet of gas and an estimated NGL yield of 55 barrels per million cubic feet of gas. CONSOL is optimizing production facilities, midstream liquids handling and managing the reservoir pressure, and the company believes that the pad has the potential to produce at much higher rates. Each of the three wells achieved peak flow rates of approximately 18 MMcf per day, which would equate to 33.4 MMcfe per day. In the Ohio Dry Gas area, CONSOL has started drilling the top-hole on one dry Utica and one Marcellus in Monroe County, OH and expects to drill the horizontal for each well early in the fourth quarter in 2014.

In the Utica core, surrounding Noble County, OH, CONSOL expects to turn in line 2 – 3 pads, or 8 – 13 laterals, during the coming quarter.

CONSOL continues to expect the Utica Shale to become a larger portion of the production mix with estimates over 6% of the total production in 2014.

Coal Division Results:

Within CONSOL’s coal division, the Bailey Complex had record production of 2.6 million tons in April. The Enlow Fork Mine sealing project, which involved sealing 11 airshafts and eliminating 6.8 miles of underground belt and track haulage, was completed, on schedule, on June 30. The sealing project was possible due to the overland belts and new slope that were commissioned in the first quarter of 2014. As a result of sealing this area, CONSOL expects over $3 million in annual power savings. In addition, maintenance costs, and more importantly, potential risks to employees working in these older areas of the mine, will be eliminated. The mine is now approximately 70% sealed.

The low-vol Buchanan Mine in Virginia continues to manage operations to match the current weak market environment. The mine is prepared to return to higher production levels, when market demand and pricing rebounds.

Earnings Release Information:

CONSOL Energy will report additional operational and financial results for the quarter ended June 30, 2014 at 6:45 a.m. ET on Tuesday, July 29, followed by a conference call at 10:00 a.m. ET. The call can be accessed at the investor relations section of the company’s web site, at www.consolenergy.com.

Cautionary Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate or a worldwide financial downturn; an extended decline in prices we receive for our gas, natural gas liquids and coal including the impact on gas prices of our gas operations being concentrated in Appalachia which has experienced a dramatic increase in gas production and decline in gas pricing relative to the benchmark Henry Hub prices; our customers extending existing contracts or entering into new long-term contracts for coal; the expiration or failure to extend existing long-term contracts; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our gas and coal to market; a loss of our competitive position because of the competitive nature of the gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for natural gas and coal, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; the risks inherent in gas and coal operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under “take or pay” contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our gas and coal gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a well or mine; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable gas and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for gas or coal rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; acquisitions that we may make in the future involve risks including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and divestitures we may make may not occur or produce anticipated proceeds; existing and future gas joint ventures may restrict our operational and corporate flexibility, we may be materially impacted by actions taken by our joint venture partners and we may not realize anticipated benefits such as carried costs; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; provisions of our debt agreements may restrict our flexibility and the risks associated with the degree to which we are leveraged; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; the risks in making strategic determinations, including the allocation of capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy Corporation to satisfy the liabilities it assumed from us as well as to perform its obligations under various agreements; we may not be able to consummate a sale or MLP transaction of our gas midstream assets; and other factors discussed in the 2013 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

A registration statement relating to the securities of the MLP that would be sold in the offering has not been filed with the Securities and Exchange Commission or become effective. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. This announcement is being issued pursuant to, and in accordance with, Rule 135 under the Securities Act of 1933.

Contacts:

Investor:	Dan Zajdel, at (724) 485-4169
Tyler Lewis, at (724) 485-3157

Media:	Kate O’Donovan, at (724) 485-3097
Brian Aiello, at (724) 485-3078

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